UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 4, 2007

(Date of earliest event reported)

Quest Resource Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

210 Park Ave., Suite 2750

Oklahoma City, OK 73102

(Address of principal executive office)(Zip Code)

(405) 600-7704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2007, the Board of Directors of Quest Midstream GP, LLC ("Quest Midstream"), a subsidiary of Quest Resource Corporation ("QRC") and the general partner of Quest Midstream Partners, L.P., approved an incentive plan to provide for bonus awards to eligible executive officers, directors and key employees of Quest Midstream and its affiliates (the "Plan"). Quest Midstream's Board of Directors established the 2007 performance targets and percentages of goals achieved for each of the five corporate financial goals described below:

	Percentage of Goal Achieved
Performance Measure	50%	100%	150%
EBITDA (earnings before interest, taxes, depreciation and amortization)	$10,687,000	$15,586,000	$20,485,000
Pipeline operating expense	$14,711,000	$16,345,000	$17,980,000
Return on invested capital	5.81%	8.58%	11.35%
Distributable cash flow/common unit	$0.00	$2.68	$5.94
Distributable cash flow/unit	$0.00	$1.36	$3.01

The goals of EBITDA and return on invested capital are each weighted at 30%, the goal of distributable cash flow/unit is weighted at 20%, and the goals of pipeline operating expense and distributable cash flow/common unit are each weighted at 10%. For 2007, no incentive awards will be paid under the Plan if the average percentage of the financial goals achieved is less than 60%. Additionally, no additional incentive awards will be paid if the average percentage of the financial goals achieved exceeds 105%.

Each executive officer and key employee that participates in the plan has a target bonus percentage expressed as a percentage of base salary based on his or her level of responsibility. The performance criteria for 2007 includes minimum performance thresholds required to earn any incentive compensation, as well as maximum payouts geared towards rewarding extraordinary performance; thus, actual awards can range from 0% (if performance is below 60% of target) to 42% of base salary for Quest Midstream's President (if performance is 104.99%).

Richard A. Hoover served as President of Quest Midstream until September 2007. Richard E. Muncrief replaced Mr. Hoover in that position in September 2007. Mr. Hoover will receive 75% of any incentive bonus amount payable for 2007, and Mr. Muncrief will receive a pro rata portion of any incentive bonus payable for 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: December 10, 2007